EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-47014) of Merchants Group, Inc. of our report dated March 30, 2005, except for the information described in Note 1, as to which the date is March 27, 2006 relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.
/s/PricewaterhouseCoopers LLP
Buffalo, NY
March 27, 2006